Exhibit 99.1

CONTACT:	Jane Garrard
Tupperware Investor Relations
(407) 826-4522

TUPPERWARE ANNOUNCES OLSON’S RETIREMENT; EXPANDS HALVERSEN’S

GROUP PRESIDENT ROLE

ORLANDO, FLA, November 8, 2004— Tupperware Corporation (NYSE:TUP) announced today the planned retirement at the end of 2004 of Gaylin L. Olson, the Company’s group president over Asia Pacific and Emerging Markets since 2002. David T. Halversen’s role will be expanded from group president of Latin America and BeautiControl to include Asia Pacific as well.

Olson’s Tupperware career has spanned over 40 years. He joined the Company as an employee in 1981, after being an independent distributor since 1964. In the past 20 years, Olson has been in several roles including president of U.S. sales, president of Asia Pacific and senior vice president, emerging markets, prior to becoming president of Latin America in 1998. During his tenure as president of Latin America, the Company successfully embarked on a multi-category, multi-catalog strategy, including the launch of BeautiControl in Mexico, and restructured the region’s smaller markets through the implementation of an importing model that dramatically improved profitability and positioned the markets for sales growth. Since Olson became group president of Asia Pacific and Emerging Markets in 2002, the emerging markets have continued to grow and contribute nicely to the Asia Pacific region, and he has been instrumental in developing a strong leadership team there.

“I would like to thank Gaylin Olson for his numerous contributions during his years with Tupperware, including his commitment to our sales force and the many contributions he has made globally as Tupperware has expanded over the last three decades,” said Rick Goings, Chairman and Chief Executive Officer.

David Halversen has been with Tupperware for over 12 years and prior to serving as group president of BeautiControl and Latin America since 2003, served as the senior vice president of Strategy and Business Development. He was instrumental in designing and implementing the integrated direct access strategy as well as bringing Tupperware a consumable product category through the BeautiControl acquisition. Prior to Tupperware, he spent ten years with Avon. Combining his Tupperware experience with his experience in direct selling of personal care and cosmetics makes him the perfect fit to oversee expansion of beauty globally, particularly in Latin America and Asia Pacific. During his time as group president of Latin America, return on sales in that region has improved from one percent to nine percent for the nine months ended September 2003 compared with September 2004, while sales also grew. Additionally, through the third quarter of 2004, BeautiControl North America sales have grown 24 percent versus 2003, and profit more than doubled.

“These results in Latin America and BeautiControl, combined with his beauty experience, gives me confidence that David Halversen is the right person to expand beauty globally, while simultaneously leading the Tupperware business in Asia and Latin America,” said Rick Goings, Chairman and Chief Executive Officer.

Tupperware Corporation, a $1.2 billion multinational company, is one of the world’s leading direct sellers, supplying premium food storage, preparation and serving items to consumers in almost 100 countries through its Tupperware brand. In partnership with one million independent sales consultants worldwide, Tupperware reaches consumers through informative and entertaining home parties; retail access points in malls and other convenient venues; corporate and sales force Internet web sites; and television shopping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific. Consumers can access the brands’ web sites at www.tupperware.com and www.beauticontrol.com.